                                                                      Exhibit 12

             American General Finance Corporation and Subsidiaries
               Computation of Ratio of Earnings to Fixed Charges



                                           Years Ended December 31,
                             2002        2001        2000       1999       1998
                                            (dollars in thousands)
Earnings:
  Income before provision
    for income taxes       $  496,270  $  394,217  $  408,803  $352,751  $306,228
  Interest expense            553,877     620,487     677,372   563,966   501,533
  Implicit interest in
    rents                      17,690      16,863      16,310    15,641    12,026

Total earnings             $1,067,837  $1,031,567  $1,102,485  $932,358  $819,787


Fixed Charges:
  Interest expense         $  553,877  $  620,487  $  677,372  $563,966  $501,533
  Implicit interest in
    rents                      17,690      16,863      16,310    15,641    12,026

Total fixed charges        $  571,567  $  637,350  $  693,682  $579,607  $513,559


Ratio of earnings to
  fixed charges                  1.87        1.62        1.59      1.61      1.60